Exhibit 5.1

Barristers & Solicitors                         MCCARTHY TETRAULT LLP
Patent & Trade-mark Agents                      Box 48, Suite 4700
                                                Toronto Dominion Bank Tower
McCarthy Tetrault                               Toronto ON  M5K 1E6
                                                Canada
                                                Telephone:  416 362-1812
                                                Facsimile:  416 868-0673
                                                mccarthy.ca


July 12, 2005


Falconbridge Limited
Suite 200
BCE Place
181 Bay Street
Toronto, ON  M5J 2T3

Dear Sirs/Mesdames:

RE:      REGISTRATION STATEMENT ON FORM S-8

We have acted as Canadian counsel to Falconbridge Limited (the "Company") in connection with the filing on or about the date hereof of a Registration Statement on Form S-8 (the "Registration Statement") with regard to the issuance of up to an aggregate of 15,711,716 common shares of the Company (the "Shares") pursuant to the Falconbridge Limited Stock Option Plan (the "Stock Option Plan") and the Falconbridge Limited Legacy Stock Option Plan (the "Legacy Plan"), together with the Stock Option Plan, the "Plans").

We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including:

     (a) the Articles of Amalgamation of the Company filed on June 30, 2005;

     (b) a copy of the amalgamation agreement dated as of June 2, 2005, as amended and restated as of June 29, 2005, between Noranda Inc. ("Noranda") and Falconbridge Limited ("Old Falconbridge") providing for the amalgamation (the "Amalgamation") of the two companies;

     (c) copies of resolutions of the board of directors of each of Noranda and Old Falconbridge authorizing, among other things, the Amalgamation and various related matters; and

     (d)  a copy of each of the Plans.

For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the legal capacity of all individual signatories, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, notarial, conformed, telecopied or photostatic copies. We have also assumed that the certificates referred to above continue to be accurate as at the date hereof.

We have relied upon the documents referred to above with respect to the accuracy of factual matters contained therein. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based and relying upon the foregoing, and subject to the qualifications herein expressed, we are of the opinion that the Shares reserved for issuance under each of the Plans have been duly authorized for issuance and, when and to the extent issued on the due exercise of options granted pursuant to the applicable Plan in accordance with the terms thereof, the Shares will be validly issued as fully paid and non-assessable Shares.

The opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of such persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Yours very truly,


McCarthy Tetrault LLP